Exhibit 10.2
CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT (this “Agreement”), effective as of _________________ (the “Agreement Date”), between Lumen Technologies, Inc., a Louisiana corporation (the “Company”), and ________________ (the “Employee”).
W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has named Employee as an executive officer of the Company within the meaning of Rule 3b-7 (“Rule 3b-7”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “’34 Act”), as amended (“Executive Officer”) and, accordingly, the Company and the Employee have agreed that the Employee will be provided with certain change of control protections commensurate with his position as Executive Vice President, Chief Legal Officer and as an Executive Officer of the Company;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement with the Employee; and
WHEREAS, the Board believes that this Agreement is reasonably designed to retain the services of the Employee and to assure the full dedication of the Employee, free from personal distraction, in the event of an actual or pending change of control of the Company;
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS

1.1    Affiliate.  “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.
1.2    Beneficial Owner.  “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, or (ii) the power to dispose of, or direct the disposition of, the security.
1.3    Business.  “Business” shall mean, as of any particular date, the business of (i) providing local or long distance voice, network access, Internet access, data or video services, (ii) selling communications products in connection with providing such services or (iii) providing any other material services or selling any other material products then performed or sold by the Company or its Affiliates.
1.4    Cause.
(a)    “Cause” shall mean the Employee’s (i) willful breach of Section 4.1 or 4.2 of this Agreement; (ii) conviction of, or plea of guilty or nolo contendere to, a felony or other

Exhibit 10.2
crime involving dishonesty or moral turpitude; (iii) workplace conduct resulting in the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Employee from discharging his obligations to the Company; (iv) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (v) material breach of the Company’s insider trading, corporate ethics and compliance policies and programs or any other Board-adopted policies applicable to management conduct; (vi) participation in the public reporting of any information contained in any report filed by the Company with the SEC that was impacted by the Employee’s knowing or intentional fraudulent or illegal conduct; or (vii) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing.
(b)    The Employee’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Employee a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Employee and the Employee has had an opportunity, with counsel, to be heard by the Board) finding that the Employee should be terminated for Cause and specifying in reasonable detail the grounds therefor.
(c)    No action or inaction shall be deemed the basis for Cause unless the Employee is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the Chief Executive Officer of the Company.
1.5    Change of Control.  “Change of Control” shall mean:
(a)    the acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding shares of the Company’s Common Stock (the “Common Stock”), or 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:
(i)any acquisition (other than a Business Combination which constitutes a Change of Control under Section 1.5(c) hereof) of Common Stock directly from the Company,
(ii)any acquisition of Common Stock by the Company or its subsidiaries,
(iii)any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(iv)any acquisition of Common Stock by any entity pursuant to a Business Combination that does not constitute a Change of Control under Section 1.5(c) hereof; or
(b)    individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,

Exhibit 10.2
however, that any individual becoming a director subsequent to the Agreement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(c)    consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination,
(i)    the individuals and entities who were the Beneficial Owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Company (as defined in Section 1.13 hereof), and
(ii)    except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Company and any employee benefit plan or related trust of the Company, the Post-Transaction Company or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and
(iii)    at least a majority of the members of the board of directors of the Post-Transaction Company were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
1.6    Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.7    Confidential Information.  “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) that directly or indirectly relates to the past, current or prospective business of the Company and its Affiliates, whether generated by the Company, any of its Affiliates, or any of their respective

Exhibit 10.2
employees, officers, directors, representatives, consultants, agents or independent contractors, and whether or not marked confidential, including without limitation information relating to operations, products, services, assets, liabilities, franchises, customers, financial condition, results of operations, finances, prospects, strategies, business plans, budgets, projections, pricing information, business acquisitions, joint ventures, processes, research and development ideas, trade secrets, supplier lists, supplier information, distribution and sales data, consultants’ reports, marketing strategies, proprietary computer software, and internal notes and memoranda relating to any of the foregoing; provided, however, that “Confidential Information” shall not include any information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, or (ii) is or becomes available to the Employee on a non-confidential basis from a source other than the Company, its Affiliates or their respective representatives, provided that such source is not known by the Employee to have violated any confidentiality agreement with the Company in connection with such disclosure.
1.8    Company.  “Company” shall mean Lumen Technologies, Inc. and shall include any successor to or assignee of (whether direct or indirect, by purchase, share exchange, merger, consolidation or otherwise) all or substantially all of the assets or business of the Company that assumes and agrees to perform this Agreement by operation of law or otherwise.
1.9    Disability.  “Disability” shall mean a condition that would entitle the Employee to receive benefits under the long-term disability insurance policy applicable to the Company’s officers at the time because the Employee is totally disabled or partially disabled, as such terms are defined in the policy then in effect.  If the Company has no long-term disability plan in effect, “Disability” shall occur if (a) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities to the Company for a period of 90 consecutive days, (b) a duly qualified physician chosen by the Company and acceptable to the Employee or his legal representatives so certifies in writing, and (c) the Board determines that the Employee has become disabled.
1.10    Employment Term.  “Employment Term” shall mean the period commencing on the date of a Change of Control and ending on the 18-month anniversary of such date.
1.11    Good Reason.  “Good Reason” shall mean any of the following events or conditions described in this Section 1.11, but only if the Employee shall have provided written notice to the Company within 90 days of the initial existence or occurrence of such event or condition and the Company shall have failed to cure such event or condition within 30 days of its receipt of such notice:
(a)    Any failure of the Company or its Affiliates to provide the Employee with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control.  The Employee’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Employee’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Employee holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Company or the Company;

Exhibit 10.2
(b)    The assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1(b) of this Agreement, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;
(c)    A reduction of the Employee’s base salary in effect as of the date of the Change of Control without the Employee’s consent, except for across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;
(d)    The Employee is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or
(e)    Any directive requiring the Employee to be based at any office or location other than as provided in Section 3.1(b)(ii) hereof or requiring the Employee to travel on business to a substantially greater extent than required immediately prior to the Change of Control.
1.12    Person.  “Person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
1.13    Post-Transaction Company.  Unless a Change of Control results from a Business Combination (as defined in Section 1.5(c) hereof), “Post-Transaction Company” shall mean the Company after the Change of Control.  If a Change of Control results from a Business Combination, “Post-Transaction Company” shall mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls such resulting entity, the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case “Post-Transaction Company” shall mean such ultimate parent entity.
1.14    Specified Employee.  “Specified Employee” shall mean the Employee if the Employee is a key employee under Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board or its Compensation Committee, or by operation of law or such regulation.

Exhibit 10.2
ARTICLE II
STATUS OF CHANGE OF CONTROL AGREEMENTS

This Agreement supersedes any and all other plans or arrangements sponsored by the Company covering the Employee and any and all prior agreements or arrangements entered into between the Company and the Employee that provide for severance benefits in the event of a Change of Control of the Company, as defined therein, and is effective as of the Agreement Date for any Change of Control of the Company occurring after such date.
ARTICLE III
CHANGE OF CONTROL BENEFITS

3.1    Terms of Employment after Change of Control.
(a)    This Agreement shall commence on the Agreement Date and continue in effect through December 31, _____; provided, however, that, commencing on January 1, _____ and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company or the Employee shall have given written notice that it does not wish to extend this Agreement; provided, further, that, notwithstanding any such non-extension notice by the Company, if a Change of Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect through the 18-month anniversary of the Change of Control, subject to any earlier termination of the Employee’s status as an employee pursuant to this Agreement; provided, further, that in no event shall any termination of this Agreement result in any forfeiture of rights that accrued prior to the date of termination.
(b)    During the Employment Term, the Company hereby agrees to continue the Employee in its employ subject to the terms and conditions of this Agreement.  During the Employment Term, (i) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control and (ii) the Employee’s services shall be performed during normal business hours at the location of the Company’s principal executive office at the time of the Change of Control, or the office or location where the Employee was employed immediately preceding the Change of Control or any relocation of any such site to a location that is not more than 50 miles from its location at the time of the Change of Control.  The Employee’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Employee’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Employee holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Company or the Company.
3.2    Compensation and Benefits.  During the Employment Term, the Employee shall be entitled to the following compensation and benefits:

Exhibit 10.2
(a)    Base Salary.  The Employee shall receive an annual base salary (“Base Salary”), which shall be paid in at least monthly installments.  The Base Salary shall initially be equal to 12 times the highest monthly base salary that was paid or is payable to the Employee, including any base salary which has been earned but deferred by the Employee, by the Company and its Affiliates with respect to any month in the 12-month period ending with the month that immediately precedes the month in which the Change of Control occurs.  During the Employment Term, the Employee’s Base Salary shall be reviewed at such time as the Company undertakes a salary review of his peer employees (but at least annually), and, to the extent that salary increases are granted to his peer employees of the Company (or have been granted during the immediately preceding 12-month period to his peer employees of any Affiliate of the Company), the Employee shall be granted a salary increase commensurate with any increase granted to his peer employees of the Company and its Affiliates.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement.  Base Salary shall not be reduced during the Employment Term (whether or not any increase in Base Salary occurs) and, if any increase in Base Salary occurs, the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased from time to time.
(b)    Annual Bonus.  In addition to Base Salary, the Employee shall be awarded, for each fiscal year ending during the Employment Term, an annual cash bonus (the “Bonus”) in an amount at least equal to the average of the annual bonuses paid to the Employee with respect to the three fiscal years that immediately precede the year in which the Change of Control occurs under the Company’s annual bonus plan, or any comparable bonus under a successor plan; provided, however, that if the Company has never paid an annual bonus for a full year to the Employee, the Employee shall be awarded a Bonus in an amount at least equal to the target bonus for which the Employee is eligible for the fiscal year in which the Change of Control occurs, assuming achievement at the target level of the objective performance goals established with respect to such bonus and achievement of 100% of any subjective performance goals or criteria otherwise applicable with respect to such bonus.  Each such Bonus shall be paid after the end of the fiscal year and no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Bonus is awarded, unless the Employee shall timely elect to defer the receipt of such Bonus pursuant to the Lumen Technologies, Inc. Supplemental Dollars & Sense Plan.  For purposes of determining the value of any annual bonuses paid to the Employee in any year preceding the year in which the Change of Control occurs, all cash and stock bonuses earned by the Employee shall be valued as of the date of the grant.
(c)    Fringe Benefits. The Employee shall be entitled to fringe benefits commensurate with those provided to his peer employees of the Company and its Affiliates, but in no event shall such fringe benefits be less favorable than the most favorable of those provided by the Company and its Affiliates for the Employee at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to his peer employees of the Company and its Affiliates.
(d)    Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Employee at any time during the one-year period immediately preceding the

Exhibit 10.2
Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to his peer employees of the Company and its Affiliates.
(e)    Benefit Plans.
(i)    The Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to Employee’s peer employees of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Employee with incentive opportunities (measured with respect to both regular and special incentive opportunities to the extent that any such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Employee under any agreements, plans, practices, policies and programs as in effect at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to his peer employees of the Company and its Affiliates.
(ii)    The Employee and his family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to his peer employees of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Employee and his family with benefits, in each case, less favorable than the most favorable of those agreements, plans, practices, policies and programs in effect for the Employee and his family at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee and his family, those provided generally at any time after the Change of Control to Employee’s peer employees of the Company and its Affiliates.
(iii)    Without limiting the generality of the Company’s obligations under this subsection (d), the Company shall comply with all of its obligations under the benefit plans, practices, policies and programs of the Company and its Affiliates that arise in connection with a Change of Control of the Company, including without limitation all obligations that require the Company to (A) fully vest participants under the Company’s qualified or non-qualified retirement plans and (B) extend the benefits described in Section 3.5.
(f)    Office and Support Staff.  The Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with those provided to his peer employees of the Company and its Affiliates.
(g)    Vacation.  The Employee shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and

Exhibit 10.2
its Affiliates as in effect for the Employee at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to his peer employees of the Company and its Affiliates.
(h)    Indemnification.  If, in connection with any agreement related to a transaction that will result in a Change of Control of the Company, an undertaking is made to provide the Board with rights to indemnification from the Company (or from any other party to such agreement), the Employee shall, by virtue of this Agreement, be entitled to the same rights to indemnification as are provided to the Board pursuant to such agreement.  Otherwise, the Employee shall be entitled to indemnification rights on terms no less favorable to the Employee than those available under any Company indemnification agreements or the articles of incorporation, bylaws or resolutions of the Company at any time after the Change of Control to his peer employees of the Company.  Such indemnification rights shall be with respect to all claims, actions, suits or proceedings to which the Employee is or is threatened to be made a party that arise out of or are connected to his services at any time prior to the termination of his employment, without regard to whether such claims, actions, suits or proceedings are made, asserted or arise during or after the Employment Term.
(i)    Directors and Officers Insurance.  If, in connection with any agreement related to a transaction that will result in a Change of Control of the Company, an undertaking is made to provide the Board with continued coverage following the Change of Control under one or more directors and officers liability insurance policies, then the Employee shall, by virtue of this Agreement, be entitled to the same rights to continued coverage under such directors and officers liability insurance policies as are provided to the Board, and the Company shall take any steps necessary to give effect to this provision.  Otherwise, the Company shall agree to cover the Employee under any directors and officers liability insurance policies as are provided generally at any time after the Change of Control to his peer employees of the Company.
3.3    Obligations upon Termination after a Change of Control.
(a)    Termination by Company for Reasons other than Death, Disability or Cause or by the Employee for Good Reason.  If, after a Change of Control and during the Employment Term, the Company or any of its Affiliates terminates the Employee’s employment, as defined in Treasury Regulations 1.409A-1(h)(1) (“Separation from Service”), other than for Cause, death or Disability, or the Employee terminates employment for Good Reason, subject to Section 3.3(d) and Section 3.6, if applicable:
(i)    the Company shall pay to the Employee in a lump sum in cash within five business days of the date of termination an amount equal to two times the sum of (i) the amount of Base Salary in effect pursuant to Section 3.2(a) hereof at the date of termination plus (ii) the average of the annual bonuses paid or to be paid to the Employee with respect to the immediately preceding three fiscal years; provided, however, that, if the Employee has in effect a deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, such lump sum payment shall be reduced by an amount equal to such percentage times the bonus component of the lump sum payment (which reduction amount shall be deferred in accordance with such election);

Exhibit 10.2
(ii)     the Company shall pay to the Employee in a lump sum in cash, as promptly as practicable but in no case later than the 15th day of the third month following the end of the fiscal year of the Company in which the termination occurs, a pro rata performance bonus, the amount of which shall be determined by multiplying the annual bonus that the Employee would have earned with respect to the entire fiscal year in which the termination occurs, assuming that the Employee had served for the entire fiscal year and calculated by the Company in good faith to exclude the effects of the Change of Control on the applicable performance metrics used to calculate such bonus (including without limitation excluding the effects of any non-recurring transaction costs or any changes in overhead, interest, tax, intercompany or other expenses arising out of such transaction), by the fraction obtained by dividing the number of days in such year through the date of termination by 365; provided, however, that, if the Employee has in effect a deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election); and, further provided, that if the bonus performance period in effect at the date of termination is less than a year, then the foregoing paragraph will apply with respect to such shortened performance period and all references to an annual period or 365 days shall mean the applicable shortened period or shortened number of days to the extent the context requires;
(iii)    if, at the date of termination, the Company shall not yet have paid to the Employee (or deferred in accordance with any effective deferral election by the Employee) an annual bonus with respect to a fully completed fiscal year, the Company shall pay to the Employee in a lump sum in cash within five business days of the date of termination but in no case after the 15th day of the third month following the end of the fiscal year of the Company in which the termination occurs, an amount determined as follows: (i) if the Board (acting directly or indirectly through any committee or subcommittee) shall have already determined the amount of such annual bonus, such amount shall be paid, and (ii) if the Board shall not have already determined the amount of such annual bonus, the amount to be paid shall be the greater of the amount provided under Section 3.2(b) hereof or the annual bonus that the Employee would have earned with respect to such completed fiscal year, based solely upon the actual level of achievement of the objective performance goals established with respect to such bonus and assuming the achievement of 100% of any subjective performance goals or criteria otherwise applicable with respect to such bonus; provided, however, that, if the Employee has in effect a deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to such completed fiscal year, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election); provided, further, that any payment under this subsection (iii) (or any payment under any other provision of this Agreement calculated by reference to prior or target bonus amounts) shall be payable notwithstanding any provision to the contrary set forth in any bonus plan or program of the Company;

Exhibit 10.2
(iv)    for a period of two years following the date of termination of employment, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Continuation Period”), the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits (including any benefit under any individual benefit arrangement that covers medical, dental or hospitalization expenses not otherwise covered under any general Company plan) provided (x) to the Employee at any time during the one-year period prior to the Change in Control or at any time thereafter or (y) to other similarly-situated employees who continue in the employ of the Company or its Affiliates during the Continuation Period.  If the Employee is a Specified Employee governed by Section 3.3(d), to the extent that any benefits provided to the Employee under this Section 3.3(a)(iv) are taxable to the Employee, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Employee pursuant to this Section 3.3(a)(iv) during the six-month period following the date of termination shall be limited to the amount specified by Code Section 402(g)(1)(B) for the year in which the termination occurred.  The Employee shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six-month period following the date of termination, and shall be reimbursed in full by the Company during the seventh month after the date of termination.  The coverage and benefits (including deductibles and costs) provided in this Section 3.3(a)(iv) during the Continuation Period shall be no less favorable to the Employee and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) or (y) above; provided, however, in the event of the Disability of the Employee during the Continuation Period, disability benefits shall, to the maximum extent possible, not be paid for the Continuation Period but shall instead commence immediately following the end of the Continuation Period.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  At the end of the Continuation Period, the Employee shall have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Employee unless such assignment is inconsistent with the terms of any split dollar arrangement with the Employee.  The Employee will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act at the end of the Continuation Period or earlier cessation of the Company’s obligation under the foregoing provisions of this Section 3.3(a)(iv) (or, if the Employee shall not be so eligible for any reason, the Company will provide equivalent coverage);
(v)    the Company at its cost shall provide to the Employee outplacement assistance by a reputable firm specializing in such services for the period beginning with the termination of employment and ending one year later; and

Exhibit 10.2
(vi)    the Company shall discharge its obligations under all other applicable sections of this Article III, including Sections 3.4, 3.5, 3.6 and 3.7.
To the extent that the amounts payable under Section 3.3(a)(iv), Section 3.3(a)(v), or Section 3.7 are deemed to be reimbursements and other separation payments under Treasury Regulations Section 1.409A-1(b)(9)(v), they shall not be deemed to provide for the deferral of compensation governed by Code Section 409A.  If they do constitute deferral of compensation governed by Code Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulations Section 1.409A-3(i)(1)(iv).  If the previous sentence applies, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Employee’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, (ii) the reimbursement of an eligible expense must be made on or before the last day of the Employee's taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
The payments and benefits provided in this Section 3.3(a) and under all of the Company’s employee benefit and compensation plans shall be without regard to any plan amendment made after any Change of Control that adversely affects in any manner the computation of payments and benefits due the Employee under such plan or the time or manner of payment of such payments and benefits, excluding plan amendments that the Company is required by law to implement.  After a Change of Control, no discretionary power of the Board or any committee thereof shall be used in a way (and no ambiguity in any such plan shall be construed in a way) which adversely affects in any manner any right or benefit of the Employee under any such plan.
(b)    Death; Disability; Termination for Cause; or Voluntary Termination.  If, after a Change of Control and during the Employment Term, the Employee’s status as an employee is terminated (i) by reason of the Employee’s death or Disability, (ii) by the Company for Cause or (iii) voluntarily by the Employee other than for Good Reason, this Agreement shall terminate without further obligation to the Employee or the Employee’s legal representatives (other than the timely payment or provision of those already accrued to the Employee, imposed by law or imposed pursuant to employee benefit or compensation plans, programs, practices, policies or agreements maintained by the Company or its Affiliates).
(c)    Notice of Termination.  Any termination by the Company for Cause or by reason of the Employee’s Disability, or by the Employee for Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 5.2 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the effective date of the termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice), provided that the effective date for any termination by reason of the Employee’s Disability shall be the 30th day after the giving of such notice, unless prior to such 30th day the Employee shall have resumed the full-time performance of his duties.  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance

Exhibit 10.2
which contributes to a showing of Cause, Disability or Good Reason shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.
(d)    Six-Month Delay for Specified Employees.  Notwithstanding any other provision hereof, payments hereunder which constitute deferred compensation under Code Section 409A and the Treasury Regulations thereunder and which are not exempt from coverage by Code Section 409A and the Treasury Regulations thereunder shall commence, if Employee is then a Specified Employee and payment is triggered by his Separation from Service, on the first day of the seventh month following the date of the Specified Employee’s Separation from Service, or, if earlier, the date of death of the Specified Employee.  On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his estate or spouse, as the case may be, shall be paid in a lump sum the amount that the Specified Employee would have been paid hereunder over the preceding six months (or, if earlier, the months preceding the date of death) but for the fact that he was a Specified Employee.  Nevertheless, for all other purposes of this Agreement, the payments shall be deemed to have commenced on the date they would have had the Employee not been a Specified Employee, and payment of any remaining benefits shall be made as otherwise scheduled hereunder.
3.4    Accrued Obligations and Other Benefits.  It is the intent of this Agreement that upon termination of employment for any reason following a Change of Control the Employee or his legal representatives be entitled to receive promptly, and in addition to any other benefits specifically provided, (a) the Employee’s Base Salary through the date of termination to the extent not theretofore paid, (b) any accrued vacation pay, to the extent not theretofore paid, and (c) any other amounts or benefits required to be paid or provided or which the Employee or his legal representatives are entitled to receive under any plan, program, policy, practice or agreement of the Company.
3.5    Stock Options and Other Incentives.  The foregoing benefits provided for in this Article III are intended to be in addition to the value or benefit of any stock options, restricted stock, restricted stock units, performance shares or similar awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced upon a Change of Control pursuant to the terms of any stock option, incentive or other similar plan or agreement heretofore or hereafter adopted by the Company or the Post-Transaction Company.
3.6    Conditional Payment Reductions.
(a)    Notwithstanding any other contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits that the Employee receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce the Employee’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not

Exhibit 10.2
made.  “Net after-tax benefit” for these purposes shall mean (i) the sum of the total amount payable to Employee under the Agreement, plus all other payments and benefits which Employee receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a parachute payment within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (ii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  The parachute payments reduced under this section shall be those that the Employee determines provide the Employee the best economic benefit and, to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that the Employee may elect to have the non-cash payments and benefits due the Employee reduced or eliminated prior to any reduction of the cash payments due under this Agreement.
(b)    All determinations required to be made under this Section 3.6 shall be made by the accounting firm that was the Company’s independent auditor prior to the Change of Control or any other third party mutually acceptable to the Employee and the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Employee.
(c)    For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
3.7    Legal Fees.  The Company agrees to reimburse the Employee for all legal fees and other expenses which the Employee may reasonably incur as a result of any contest by the Company or the Post-Transaction Company of the validity or enforceability of, or liability under, any provision of this Agreement, but only if, when and to the extent the Employee prevails with respect to such contest.

Exhibit 10.2
3.8    Set-Off; Mitigation.  After a Change of Control, the obligations of the Company and its Affiliates to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against the Employee or others, other than as expressly provided to the contrary in Section 3.3(a)(iv), Section 3.10 or Section 4.3.  It is the intent of this Agreement that in no event shall the Employee be obligated to seek other employment or take any other action to mitigate the amounts or benefits payable to the Employee under any of the provisions of this Agreement.
3.9    Certain Pre-Change-of-Control Terminations.  Notwithstanding any other provision of this Agreement, the Employee’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause (and the Employee shall be entitled to receive all payments and benefits associated therewith) if the Employee’s employment is terminated by the Company or any of its Affiliates without Cause prior to a Change of Control (whether or not a Change of Control actually occurs) and such termination (i) was at the request or direction of a third party who has taken steps designed to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control or (ii) occurred after discussions with a third party regarding a possible Change of Control transaction commenced and such discussions produced (whether before or after such termination) either a preliminary or definitive agreement with respect to such a transaction or a public announcement of the pending transaction (whether or not a Change of Control actually occurs.
3.10    Other Severance Plans.  If the Employee becomes entitled to receive severance benefits under this Article III, the Company shall not be required to pay the Employee any additional severance payment under any other severance or salary continuation policy, plan, agreement or arrangement maintained by the Company or its Affiliates unless such other policy, plan, agreement or arrangement expressly provides to the contrary.
ARTICLE IV
NONDISCLOSURE AND NONSOLICITATION

4.1    Nondisclosure of Confidential Information.  The Employee acknowledges and agrees that in the course of the Employee’s employment the Employee has been in a position to have access to and develop Confidential Information, and will continue to be in position to receive and develop Confidential Information during the Employee’s tenure as an employee of the Company or any of its Affiliates.  As long as the Employee is an employee of the Company or any of its Affiliates, the Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which the Employee obtained during the Employee’s employment (whether prior to or after the Agreement Date) and shall use such Confidential Information solely in the good faith performance of his duties for the Company and its Affiliates.  If the employment of the Employee is terminated for any reason, then, commencing with the termination date and continuing until the fifth anniversary of such date, the Employee shall (a) not communicate, divulge or make available to any Person (other than the Company and its Affiliates) any such Confidential Information, except with the prior written consent of the Company or as may be required by law or legal process, and (b) deliver promptly to the Company upon its written request any Confidential Information in his possession, including any duplicates thereof and any notes or other records the Employee has prepared with respect thereto,

Exhibit 10.2
provided that Employee need not deliver to the Company, and may retain, one copy of any personal diaries, calendars, or personal notes of correspondence.  If the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
Notwithstanding the foregoing, and in accordance with 18 U.S.C. § 1833, neither this Agreement nor any Lumen policy prohibits Employee (1) from disclosing Confidential Information (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) from disclosing Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.
This section does not prohibit disclosure of information that Employee otherwise has a right to disclose as legally-protected conduct, including but not limited to reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including, but not limited to the Equal Employment Opportunity Commission, Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any Inspector General, or making other disclosures that are protected under the whistle blower provisions of law. This section also does not prohibit Employee from reporting, disclosing, or discussing conduct Employee reasonably believe constitutes work-related discrimination, harassment, retaliation, sexual assault or wage-and-hour violations
4.2    Non-solicitation; Non-disparagement.
(a)    The Employee agrees that, during the term of this Agreement and for a period following the termination date of two years if the Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason or one year if the Employee’s employment is terminated for any other reason, the Employee will not, directly or indirectly, in any capacity whatsoever, either on the Employee’s own behalf or on behalf of any other Person with whom the Employee may be employed or otherwise associated:
(i)    make contact with any employee of the Company or its Affiliates for the purpose of soliciting such employee for hire, whether as an employee, independent contractor, consultant or otherwise, or otherwise disrupting such employee’s relationship with the Company or its Affiliates; or
(ii)    make any statement or disclose any information to any customers, suppliers, lenders, lessors, licensees, other employees of the Company or its Affiliates or others that is defamatory or derogatory with respect to the business, operations, management or other employees of the Company or its Affiliates, or take any other action that could reasonably be expected to injure the Company in its business relationships with

Exhibit 10.2
any of the foregoing parties or result in any other detrimental effect on the Company or its Affiliates. However, nothing in this section shall limit Employee’s right to file a charge of discrimination, participate in any agency investigation, or file an unfair labor practice charge. In addition, this paragraph does not prohibit Employee from providing truthful information a) as required by applicable law or regulation or by legal or regulatory process or proceeding or b) to governmental or regulatory agencies. This paragraph does not prohibit disclosure of information that Employee otherwise has a right to disclose as legally-protected conduct, including but not limited to reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of law. This paragraph also does not prohibit Employee from reporting, disclosing or discussing conduct Employee reasonably believes constitutes work-related discrimination, harassment, retaliation, sexual assault or wage-and-hour violations.
4.3    Injunctive Relief; Forfeiture of Future Payments and Benefits; Other Remedies.  The Employee acknowledges that a breach by the Employee of Sections 4.1 or 4.2 herein would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of Sections 4.1 or 4.2 herein during or after the effective date of the Employee’s termination, the Company shall be entitled to injunctive relief restraining the Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including without limitation the recovery of damages, costs or expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.  In addition to the foregoing remedies, the Company shall have the right upon the occurrence of any breach of any nondisclosure or non-solicitation covenant contained in this Article IV, to cancel any unpaid severance payments, salary, bonus, commissions or reimbursements otherwise outstanding at the termination date, including the suspension, reduction or elimination of payments and benefits under Article III.  The Employee acknowledges that any such suspension, reduction or elimination of payments would not constitute, and should not be characterized as, liquidated damages.
4.4    Governing Law of this Article IV; Consent to Jurisdiction.  Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article IV or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of California.  The parties agree that it is their mutual intent that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect, and, to the extent permitted by applicable law, the parties waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable.

Exhibit 10.2
ARTICLE V
MISCELLANEOUS

5.1    Binding Effect; Successors.
(a)    This Agreement shall be binding upon and inure to the benefit of the Company and its successors or assigns, but the Company may assign this Agreement only (i) to an Affiliate or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually on the terms specified below or as a matter of law.
(b)    This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution, which shall inure to the benefit of the Employee’s legal representatives.
(c)    The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, share exchange, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred.
(d)    The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement.
(e)    The obligations of the Company and the Employee which by their nature may require either partial or total performance after the expiration of the term of the Agreement shall survive such expiration.
5.2    Notices.  All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service or (d) telecopy transmission with confirmation of delivery.  All such notices must be addressed as follows:
If to the Company, to:

Lumen Technologies, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
Attn:  Executive Vice President Chief People Officer

Exhibit 10.2
If to the Employee, to:

Chadwick Ho
3148 Cavendish Drive
Los Angelas, CA 90064-4742

or such other address as to which any party hereto may have notified the other in writing.

5.3    Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of California without regard to principles of conflict of laws.
5.4    Withholding.  The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.
5.5    Amendment and Compliance with Law.  No provision of this Agreement may be modified or amended except by an instrument in writing signed by both parties. Notwithstanding any other provision of this Agreement, it is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Employee under Code Section 409A and Treasury Regulations and other interpretive guidance issued thereunder, including those issued after the date hereof (collectively, “Section 409A”). This Agreement and any amendments hereto shall be interpreted and administered to that end and (i) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (ii) the parties shall take any corrective action reasonably within their control that are necessary to avoid such adverse tax consequences.
5.6    Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by law.
5.7    Waiver of Breach.  Except as expressly provided herein to the contrary, the failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

Exhibit 10.2
5.8    Remedies Not Exclusive.  No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation, including without limitation the right to claim interest with respect to any payment not timely made hereunder.
5.9    Company’s Reservation of Rights.  The Employee acknowledges and understands that (i) the Employee is employed at will by either the Company or one of its Affiliates (the “Employer”), (ii) the Employee serves at the pleasure of the board of directors of the Employer, and (iii) the Employer has the right at any time to terminate the Employee’s status as an employee, or to change or diminish his status during the Employment Term, subject to the rights of the Employee to claim the benefits conferred by this Agreement.  Notwithstanding any other provisions of this Agreement to the contrary, this Agreement shall not entitle the Employee or his legal representatives to any severance or other benefits of any kind prior to a Change of Control or to any such benefits if Employee is not employed by the Company or one of its Affiliates on the date of a Change of Control, except in each case for those rights afforded under Section 3.9.
5.10    Non-exclusivity of Rights.  Subject to Section 5.9, nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Employee may qualify, nor shall anything herein limit or otherwise restrict such rights as the Employee may have under any contract or agreement with the Company or any of its Affiliates.
5.11    Demand for Benefits.  Unless otherwise provided herein, the payment or payments due hereunder shall be paid to the Employee without the need for demand, and to a beneficiary upon the receipt of the beneficiary’s address and social security number.  In all such cases, the Employee or beneficiary shall provide all required tax withholding information or forms upon the Company’s request.  Nevertheless, the Employee or a Person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits hereunder with the Company.  Unless otherwise provided herein, the Company shall accept or reject the claim within ten business days of its receipt.  If the claim is denied, the Company shall give the reason for denial in a written notice that refers to the provision of this Agreement that forms the basis of the denial.  If any additional information or material is necessary to perfect the claim, the Company will identify these items in writing and explain why such additional information is necessary.
5.12    Authority.  The Company represents and warrants that (i) its execution and delivery of this Agreement has been duly authorized by the Board and (ii) no other corporate proceedings are necessary to authorize the Company’s execution, delivery and performance of this Agreement.
5.13    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Exhibit 10.2
5.14    Interpretation.  Any reference to any section of the Code or the Treasury Regulations shall be deemed to also refer to any successor provisions thereto.
5.15    The Employee’s Acknowledgment.  The Employee represents to the Company that he has read and understands, and agrees to be bound by, each of the terms of this Agreement, including Article IV.
IN WITNESS WHEREOF, the Company and the Employee have caused this Change of Control Agreement to be executed as of the Agreement Date.

LUMEN TECHNOLOGIES, INC.

By:
[NAME]
[TITLE]

EMPLOYEE:

[NAME]